Exhibit 99.1

PRESS RELEASE

Contact:	Charity Aaron Marketing Manager, WGNB 770-214-7208 caaron@wgnb.com

WGNB Corp. Announces Resignation of its President and Chief Executive  Officer and Chief Executive Officer of West Georgia National Bank.

 Carrollton, GA - February 6, 2006 -  WGNB Corp. (NASDAQ: WGNB), the holding company for West Georgia  National Bank, the thirty-ninth highest performing publicly traded  community bank under $1 billion in assets in the nation according to US  Banker, and one of only 38 publicly traded financial institutions in the  nation under $2 billion market cap admitted by Sandler ONeill &  Partners, L.P., to its 2005 Bank & Thrift Sm-All Stars, today announced  the resignation of its President and Chief Executive Officer L. Leighton  Alston.

Alston has been with WGNB for more than 28 years. Prior to joining WGNB, he was an Assistant National Bank Examiner for the Comptroller of the Currency, Administrator of National Banks, under the United States Treasury Department for three years. During his 28 years of involvement with the bank, total assets have grown from $25million to $524million and market capitalization has grown to more than $126 million. Alston joined WGNB in January 1978. In March of 1991 he was named President and Chief Executive Officer and elected to the Boards of WGNB Corp. and West Georgia National Bank.

“WGNB is a great institution with an impressive history,” said L. Leighton  Alston. “We have just finished the fifteenth consecutive year of annual  earnings growth. This is the right time for me, personally, to step down  from my positions at WGNB Corp. and West Georgia National Bank.

“Leighton Alston has served the bank and this community with  extraordinary spirit and dedication and with a long and enviable list of  accomplishments, “said W.T. “Tommy” Green, Jr., Chairman of the Board of  WGNB Corp. “The momentum generated under his leadership will carry on  into the future.”

Rocky Lipham, President and Director of West Georgia National Bank and Executive Vice President of WGNB Corp., has been appointed by the Board as Interim CEO of WGNB Corp.

Chairman Green added “I am confident in the depth of the WGNB management team developed by Leighton, our deeply embedded culture of customer service and our long history of community involvement, all of which make us an industry leader”.

 About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the symbol WGNB. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville. The bank currently has assets of $516,000,000. For more information about West Georgia National Bank, visit the company’s Web site at www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via email at shaack@wgnb.com or at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risk and uncertainties include but are not limited to, general economic conditions, competition and other factors, included in filings with the Securities and Exchange Commission.